FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
June 24, 2008	Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel Announces Increased Dividend and Acceleration of Share Repurchase Program; Raises Annual Dividend to $2.80 Per Share

 MONROE, La…. CenturyTel, Inc. (NYSE: CTL) today announced that its Board of Directors determined to:

•	Increase CenturyTel’s annual cash dividend to $2.80 from $.27 per share.
•
Declare a one-time dividend of $.6325 per share, payable on July 21, 2008, to shareholders of record on July 7, 2008, effectively adjusting the total second quarter dividend to the new $.70 quarterly dividend rate;

•	Utilize future share buybacks to target net debt at 2.75 times operating cash flow;
•
Accelerate purchases under the current $750 million share repurchase program to complete the remaining balance of approximately $385 million by year end 2008 or early 2009, which is expected to increase the Company’s ratio of net debt to operating cash flow; and

•	Continue to distribute substantially all of CenturyTel’s free cash flow to shareholders.

The Company also expects to meet or exceed its previously announced second quarter 2008 operating revenues and diluted earnings per share guidance, excluding nonrecurring items, of $647 to $657 million and $.78 to $.82, respectively.

“CenturyTel ranks at or near the top of our peer group in revenue performance, adjusted operating cash flow margin, access line retention and broadband penetration,” said Glen F. Post, III, chairman and chief executive officer.  “This performance has allowed us to generate free cash flow per share growth rates that have been among the best in the industry over the last several years. Since 2004, we have returned more than 90% of our cumulative free cash flow—or more than $2 billion—to shareholders, primarily in the form of repurchase programs that have reduced our outstanding shares by 26%.  We remain committed to returning substantially all of our free cash flow to shareholders and believe our new dividend and leverage policies will allow CenturyTel’s share price to better reflect the strength of our operational performance.”

“Our strong cash flows and solid balance sheet provide us the financial flexibility to return significant cash to our shareholders while continuing to invest in our broadband networks, including deployment of our 700 megahertz (MHz) spectrum,” Post said.  “We believe combining our up-to-10 megabit and gig-E data capabilities with the wireless broadband services enabled by our 700 MHz spectrum will provide us a unique opportunity to grow broadband revenues and retain and grow our broadband customer base.  While we are still in the planning stages, we are comfortable that the amount of capital and start up operating costs necessary to deploy our 700 MHz and other broadband initiatives can be accomplished within the context of the higher dividends, leverage targets and accelerated and future share repurchases being announced today.”

Dividend and Cash Return Policy

The new annual dividend rate of $2.80 represents a payout of approximately 52% of free cash flow.  In addition to the dividend increase and payment of the special dividend, the Company expects to complete the remaining approximately $385 million of its current $750 million repurchase program by year-end 2008 or early 2009, depending on market conditions and other factors.  Once the current buyback program is completed, the Company expects to utilize additional buyback programs, together with the possibility of additional dividend increases, to continue to return substantially all of its free cash flow to shareholders.

Increased Leverage Levels

The Company is targeting leverage at 2.75 times operating cash flow. As of March 31, 2008, CenturyTel’s net debt to operating cash flow ratio was approximately 2.3 times.  With the increased dividend and the utilization of its current and future repurchase programs, the Company expects to increase its ratio of net debt to operating cash flow to the target level.

Although the increased dividend payout and accelerated completion of the current repurchase program will result in additional leverage, the Company believes it will remain one of only two rural local exchange carriers with investment grade credit ratings.

“We are very pleased to announce these changes to our dividend and leverage policies, together with acceleration of our current buyback program.   We believe these changes strike the right balance between providing substantial dividends and continuing meaningful share repurchases, while also allowing us to consider future dividend increases. This structure also provides us the financial strength to continue to invest in our broadband networks, as well as the ability to actively pursue the type of disciplined, accretive acquisitions that have historically been a key driver of our growth,” said Post.

Investor Call

CenturyTel's management will host a conference call at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) today. Interested parties can access the call by dialing 888.797.2980 and entering the conference ID number 5440919. To access the slide presentation accompanying this call, go to www.vcall.com, click the orange participant LOGIN button, complete requested information including room #101104 and click OK. The call will be accessible for replay through June 30, 2008, by calling 888.203.1112 and entering the conference ID number. Investors can also listen to this conference call and replay by accessing the Investor Relations portion of the Company's Web site at http://www.centurytel.com through July 14, 2008.

This release refers to certain non-GAAP financial measures, including but not limited to operating cash flow and free cash flow.  Reconciliation of these and additional non-GAAP financial measures that may be discussed during the investor call described above will be available on the Company’s Web site at http://www.centurytel.com.  Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to the possibility of changes in the Company’s cash requirements, capital spending plans, cash flow or financial position, changes in the trading price of CenturyTel’s securities, corporate developments that could preclude CenturyTel from repurchasing stock due to restrictions under the federal securities laws, changes in the terms of our credit facilities or ratings, changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of the Company to return cash to its shareholders or operate with heightened leverage, the Company’s continued access to credit markets on favorable terms, the Company’s ability to successfully develop new products or service offerings, and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.  You should be aware that new factors may emerge from time to time and it is not possible for the Company to identify all such factors, nor can the Company predict the impact of each such factor on its plans or business, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company undertakes no obligation to update any of its forward-looking statements for any reason.

CenturyTel (NYSE:CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

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